dreyfus SHORT DURATION BOND fund

Certificate OF AMENDMENT

Dreyfus Short Duration Bond Fund (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated September 19, 1986, as amended and restated as of November 15, 2013 (the "Declaration of Trust"), pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST:  The Declaration of Trust is hereby amended, effective April 1, 2016, by striking out Article I, Section 1 and inserting in lieu thereof the following:

"Section 1.  Name.  This Trust shall be known as 'Dreyfus Ultra Short Income Fund'."

SECOND:  The amendment to the Declaration of Trust herein made was duly approved by the affirmative vote of a majority of the Trustees of the Trust at a meeting held on December 7, 2015 pursuant to Article IX, Section 8 of the Declaration of Trust.

IN WITNESS WHEREOF, Dreyfus Short Duration Bond Fund has caused these Articles to be signed in its name and on its behalf by the undersigned Vice President of the Trust.

dreyfus short DURATION BOND fund

BY:   _/s/ Jeff Prusnofsky

Jeff Prusnofsky

Vice President

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 10th  day of March, 2016, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Loretta Johnston

Notary Public